EXHIBIT 99.1

NEWS RELEASE

RANGE REPORTS 36% FULL-YEAR 2012 PRODUCTION GROWTH

Liquid Production Grows 41% Quarter Over Quarter

FORT WORTH, TEXAS, JANUARY 16, 2013…RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that its fourth quarter 2012 production volumes reached a record high of 844 Mmcfe per day. Fourth quarter 2012 production increased 35% over the prior-year quarter and was 7% higher than third quarter 2012. While total production rose 35%, oil and NGL production increased 41% during the fourth quarter reflecting the Company’s focus on its high return, liquids-rich plays. Production for full-year 2012 averaged 753 Mmcfe per day, a 36% increase over 2011. This represents Range’s ninth consecutive year of double-digit production growth and posting record production each year.

The Company also announced its preliminary fourth quarter 2012 natural gas, NGLs and oil price realizations (including the impact of cash-settled hedges and derivative settlements which would correspond to analysts’ estimates) averaged $5.35 per mcfe, representing a 10% increase from the third quarter 2012 and an 11% decrease from the prior-year period. Production and preliminary realized prices by each commodity for the fourth quarter were: natural gas – 655 Mmcf per day ($4.22 per mcf), natural gas liquids – 21,652 barrels per day ($43.56 per barrel) and crude oil – 9,863 barrels per day ($82.30 per barrel).

Commenting on the announcement, Jeff L. Ventura, Range’s President and CEO, said, “We are pleased that fourth quarter and full year production exceeded expectations and that we achieved our ninth consecutive year of double-digit production growth. This is a significant accomplishment for the entire Range team. The 41% increase in fourth quarter oil and NGL production reflects the high-quality nature of our large drilling inventory and positions us very well in the current commodity price environment. We expect increasing liquids production, coupled with our strong hedge position, to drive substantial cash flow growth in 2013 and longer term, our high-return inventory and low-cost structure to continue to drive shareholder value.”

During the fourth quarter, Range increased its commodity hedge position. The Company currently has approximately 75% of its anticipated natural gas and crude oil production for 2013 hedged at a weighted average floor of $4.18 per Mmbtu and $94.36 per barrel, respectively. In addition, Range has 11,500 barrels of NGLs hedged above current market prices. Range’s updated hedge position is shown in the table below.

	Volumes Hedged	Average Floor Price	Average Cap Price
Natural Gas —	Mmbtu/day

2013 Gas Collars	280,000	$4.59	$5.05
2013 Gas Swaps	213,384	$3.65	—

2014 Gas Collars	385,000	$3.80	$4.48

Crude Oil —	Bbls/day

2013 Oil Collars	3,000	$90.60	$100.00
2013 Oil Swaps	5,081	$96.59	—

2014 Oil Collars	2,000	$85.55	$100.00
2014 Oil Swaps	4,000	$94.56	—

C5 Natural Gasoline —	Bbls/day

2013 Swaps	6,500	$2.13	—

C3 Propane —	Bbls/day

2013 Swaps	5,000	$0.94	—

The information in this release is unaudited. Audited and final results, including final fourth quarter 2012 product price realizations (including the impact of cash-settled hedges and derivative settlements) will be provided in our Annual Report on Form 10-K for the year ended December 31, 2012 currently planned to be filed with Securities and Exchange Commission by the end of February 2013.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading independent oil and natural gas producer with operations focused in Appalachia and the southwest region of the United States. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com and www.myrangeresources.com.

Except for historical information, statements made in this release such as expected increasing liquids production, expected high rates of return, expected future cash flow growth, expected future low cost structure, expected high-return drilling inventory and expected future production growth are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. Range undertakes no obligation to publicly update or revise any forward-looking statements.

Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

SOURCE: Range Resources Corporation

Investor Contacts:

Rodney Waller, Senior Vice President

817-869-4258

David Amend, Investor Relations Manager

817-869-4266

Laith Sando, Senior Financial Analyst

817-869-4267

Michael Freeman, Financial Analyst

817-869-4264

or

Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

www.rangeresources.com

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